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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT



         Employment Agreement ("Agreement") dated as of October 20, 1999 by and between TENDER LOVING CARE HEALTH CARE SERVICES, INC., a Delaware Corporation ("TLC" or the "Corporation"), and Willard T. Derr who resides at 8 Shirley Court, East Northport, NY 11731 ("Executive").


         WHEREAS, TLC wishes to secure the services of the Executive on the terms and conditions set forth below; and

         WHEREAS, the Executive is willing to accept employment with TLC on such terms and conditions.

         NOW, THEREFORE, in consideration of their mutual promises and other adequate consideration, TLC and the Executive do hereby agree as follows:


         1. EMPLOYMENT. TLC will employ the Executive as Chief Financial Officer, Senior Vice President and Corporate Controller, in accordance with the terms and provisions of this Agreement.



         2. DUTIES. The Executive shall report to the Chief Operating Officer of TLC and shall be responsible to perform such duties as shall be assigned to the Executive by the Chairman or Chief Operating Officer of TLC or their designee. The Executive shall devote his full business time, attention and skill such as is required for the performance of his duties hereunder and to the advancement of the business and interests of TLC, subject to limited consulting duties to Staff Builders, Inc.


         3. TERM. This Agreement shall be effective upon execution by TLC and the Executive, and shall remain in effect until the third anniversary date hereof, unless terminated earlier pursuant to the terms hereof.

         4.       COMPENSATION.

         (a) Salary. The Executive shall be paid a salary of $160,000 per annum during the term hereof, payable in weekly installments. The Executive's salary will be reviewed by TLC on March 1, 2000.

         (b) Benefits. The Executive shall be eligible to receive and participate in, in accordance with their terms, all health, medical or other insurance benefits which TLC provides or makes available to its employees.



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         (c)      Expenses. TLC shall reimburse the Executive for all reasonable and necessary expenses upon submission by the Executive of receipts, accounts or such other documents reasonably requested by TLC.

         (d) Car Allowance. The Executive shall have the use of a 1997 Toyota Camry VIN# 4T1BF22K8VU003368 for the balance of the lease which expires on October 1999. Thereafter for the balance of the term of this Agreement, Executive shall receive a car allowance of $300 per month.

         (e) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation during each twelve (12) month period of employment during the term.

         (f) Nothing in this Agreement is intended to cause a reduction in the Executive's benefits under any TLC's policy or under any benefit plan in which Executive is a participant at the time of the execution of this Agreement.

         5.       TERMINATION; RIGHTS AND OBLIGATIONS UPON TERMINATION.

         (a) If the Executive dies during the Term, then the Executive's employment under this Agreement shall terminate. In such event, the Executive's estate shall be entitled only to compensation and expenses accrued and unpaid as at the date of the Executive's death.

         (b) If, as a result of the Executive's incapacity due to physical or mental illness, whether or not job related, the Executive is absent from his duties hereunder for 90 consecutive days, or an aggregate of 120 days during the Term, the Executive's employment hereunder and this Agreement shall terminate. In such event, the Executive shall be entitled only to compensation and expenses accrued and unpaid as at the date of termination of the Executive's employment.

         (c) The Corporation shall have the right to terminate the Executive's employment under this Agreement for Cause. For purposes of the Agreement, the Corporation shall have "Cause" to terminate the Executive's employment if (i) the Executive assigns, pledges, or otherwise disposes of his rights and obligations under this Agreement, or attempts to do the same without the prior written consent of the Corporation; or (ii) the Executive has been insubordinate, has materially, breached any of the terms or conditions hereof, has engaged in willful misconduct or has acted in bad faith; or (iii) the Executive has breached Section 7 of this Agreement; or (iv) the Executive has committed a felony or perpetrated a fraud against the Corporation. If the Corporation terminates this Agreement for Cause, the Corporation's obligations hereunder shall cease, except for the Corporation's obligation to pay the Executive the compensation and expenses accrued and unpaid as of the date of termination in accordance with the provisions hereof.



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         (d)      In the event that at any time after a Change of Control (as defined below) but prior to the end of twelve (12) months after such Change of Control, the Executive is discharged for any reason other than for Cause (as defined in (c) above) or resigns for any reason (other than due to termination for Cause), the Executive shall receive within thirty (30) days after such discharge or resignation a lump-sum severance payment equal to 2.99 times his average annual base salary. For the purposes of this Section 5, "average annual base salary" shall mean the average of Executive's annual income in the nature of compensation payable by the Company and includible in gross income over the five most recent taxable years ending before the Change of Control. Anything contained herein to the contrary notwithstanding, for a Change of Control occurring before 2002, years considered in the base period for calculating "average annual base salary" shall be determined as follows:

                                                                Years Considered in
                 Year of Change in Control                Calculating Average Base Salary
                 -------------------------                -------------------------------
                           1999                                      1994-1998
                           2000                                      1995-1999
                           2001                                      1996-2000


                  A "Change of Control" shall be deemed to occur when a person, corporation, partnership, association or entity (i) acquires a majority of the outstanding voting securities of TLC, Inc., a Delaware corporation ("TLC") or (ii) acquires securities bearing a majority of voting power with respect to election of directors of TLC or (iii) acquires all or substantially all of TLC's assets.

         (e) Notwithstanding anything to the contrary contained herein, all payments owed to the Executive upon termination of this Agreement shall be subject to offset by the Corporation for amounts owed to the corporation by the Executive hereunder.

         (f) The obligations of the Corporation and the Executive pursuant to this Section 5 shall survive the termination of this Agreement.

         6. NOTICES. Any written notice permitted or required under this Agreement shall be deemed sufficient when hand delivered or posted by certified or registered mail, postage prepaid, and addressed to:

         if to Tender Loving Care Health Care Services, Inc.:


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                                    1983 Marcus Avenue
                                    Lake Success, New York 11042
                                    Attention:  Dale R. Clift, COO

                                       or

         if to the Executive:       Willard T. Derr
                                    8 Shirley Court
                                    East Northport, NY  11721

         Either party may, in accordance with the provisions of this Section, give written notice of a change of address, in which event all such notices and requests shall thereafter be given as above provided at such changed address.

         7.       CONFIDENTIALITY OBLIGATIONS; NON-COMPETITION BY EXECUTIVE.

         (a) The Executive acknowledges that in the course of performing his duties hereunder, he will be made privy to confidential and proprietary information. The Executive covenants and agrees that during the term of this Agreement and at any time after the termination of this Agreement, he will not directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, disclose to others or use for his own benefit or cause or induce others to do the same, any proprietary or confidential information or trade secrets of TLC.

         (b) The Executive agrees that, while this Agreement is in effect, and for six (6) months following termination of employment, he will not, within the United States (A) compete, directly or indirectly for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, with the business conducted by TLC; or (B) while this Agreement is in effect and for one (1) year following termination of employment directly or indirectly solicit or recruit any employee of TLC to leave the employ of TLC, or solicit any client or customer of TLC to terminate or modify its business relationship with TLC.

         (c)      The foregoing restrictions on the Executive set forth in this
                  Section 7 shall be operative for the benefit of TLC and of any business owned or controlled by TLC, or any successor or assign of any of the foregoing.

         (d) Executive acknowledges that the restricted period of time and geographical area specified in this Section 7 is reasonable, in view of the nature of the business in which TLC in engaged and the Executive's knowledge of TLC's business. Notwithstanding anything herein to the contrary, if the period of time or the




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                  geographical area specified in this Section 7 should be
                  determined to be unreasonable in a judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

         (e) The parties acknowledge that any breach of this Section 7 will cause TLC irreparable harm for which there is no adequate remedy at law, and as a result of this, TLC shall be entitled to the issuance of an injunction, restraining order or other equitable relief in favor of TLC restraining Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy TLC may have at law or equity.

         (f) For purposes of this Section 7, the term "TLC" shall refer to the Corporation and all of its parents, subsidiaries and affiliated corporations.

         8. JURISDICTION. The Executive and TLC consent to the jurisdiction of the New York Supreme Court for a determination of any disputes as to any matters whatsoever arising out of or in any way connected with this Agreement and authorize the service of process on TLC or Executive by registered mail sent to either party at the address set forth in Section 6 of this Agreement.

         9. HANDBOOK GROUP INSURANCE PROGRAM BOOKLET. The Executive acknowledges receipt of the TLC Employee Handbook and Group Insurance Program booklet (together, the "Handbook"). The terms of the Handbook are incorporated herein by reference.

         10. BINDING EFFECT. This Agreement shall bind and inure to the benefit of TLC, its successors and assigns and shall inure to the benefit of, and be binding upon, the Executive, his heirs, executors and legal representatives.

         11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof.

         12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written. of the parties.



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         14.      MODIFICATION, TERMINATION OR WAIVER. This Agreement may only be amended or modified by a written instrument executed by the parties hereto. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.

         15. INDEMNIFICATION. TLC shall indemnify and hold Executive harmless from any and all damages, costs, fees and expenses, including but not limited to attorneys' fees, which he may incur as a result of any claim against his arising out of his performance of his duties under this Agreement provided that he is not found to have committed intentional misconduct.




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         IN WITNESS WHEREOF, TLC and the Executive have executed this Employment
Agreement as of the date first above written.

                                             TENDER LOVING CARE HEALTH
                                             CARE SERVICES, INC.



                                             By: /s/ Dale R. Clift
                                                ------------------------------
                                                Dale R. Clift, President and
                                                Chief Operating Officer



                                             /s/ Willard T. Derr
                                             ---------------------------------
                                             Willard T. Derr




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